UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported: January 27, 2014

ALAS AVIATION CORP.

 (Exact name of registrant as specified in its charter)

Delaware
 (State or other jurisdiction of incorporation)

000-28562	94-2857548
(Commission File Number)	(I.R.S. Employer Identification No.)

4885 Ward Road, Suite 300, Wheat Ridge, Colorado 80033
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (720) 963-8055

2741 Lemon Grove Ave, Lemon Grove, CA 91945
 (Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Reorganization into a Holding Company Structure

The Merger

On January 27, 2014, pursuant to the Delaware Holding Company formation statute, DGCL Section 251(g), Alas Aviation Corp. ("Alas") entered into an Agreement and Plan of Merger into a holding company (the “Agreement") with Energie Holdings, Inc. ("Energie") and Alas Acquisition Company ("AAC"), both wholly-owned subsidiaries of Alas. The Agreement provided for the merger of Alas with and into Energie, with Energie being the surviving corporation in that merger. Contemporaneously with Alas’ merger with and into Energie pursuant to the Holding Company Formation Statute (and the Agreement), the shareholders of Alas became shareholders of Energie on a one share for one share basis pursuant to the Agreement.

As a result of this reorganization into a Holding Company structure, Energie became the publicly quoted parent holding company with AAC becoming a wholly-owned subsidiary of Energie. Upon consummation of the Agreement, Energie’s common stock was deemed to be registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), Energie is the successor issuer to Alas.

The description of the Agreement and Plan of Merger set forth in this Item 1.01 is qualified in its entirety by reference to the full text of the Agreement and Plan of Merger, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Effect of the Merger on the Share Exchange

The effect of the Merger is that OELC, LLC, a Delaware limited liability company and its operating subsidiary Énergie, LLC will become a wholly owned subsidiary of Energie Holdings, Inc. upon closing of the Share Exchange Agreement. The closing of the Share Exchange Agreement is conditioned upon certain, limited customary representations and warranties as well as conditions to close such as the total issued and outstanding shares of Energie Holdings, Inc. (fka Alas Aviation Corp.) being limited to 51,000,000 issued and outstanding post closing.  .  Following the closing of the Share Exchange Agreement, intend to continue OELC, LLC and Énergie LLC’s historical businesses and proposed businesses. Our historical business and operations will continue independently through Énergie, LLC as a wholly owned subsidiary.

Énergie, LLC was founded in 2001 focused on providing specialized interior lighting solutions to the architecture and interior design markets.  The company is headquartered in Wheat Ridge, Colorado and also maintains a production and assembly facility in Zeeland, Michigan. Énergie, LLC’s business is based upon the company’s partnership with various European suppliers of disruptive highly efficient LED lighting technology.  The company is capitalizing on these European lighting companies’ desire to penetrate the North American markets by solving many of the problems these designers encounter when approaching these markets.  These obstacles include designs that do not meet UL/CUL standards and building codes, the need to provide appropriate marketing and product information and specifications, among others. Énergie, LLC’s business strategy is to enter into exclusive sales agreements with European suppliers that have unique lighting products; and to bridge the divide between North American architects’ and designers’ desired access to innovative European products and European manufacturers’ desire to find a cost effective way to penetrate the North American markets for their products.  As these European partners are continually developing new products, Énergie, LLC has the right to launch such products in North America.  In many cases, Énergie LLC’s partners will co-fund the upfront costs associated with the launching of new products.

Effect of the Merger on the Name and Trading Symbol

Both our CUSIP number and our trading symbol for our common stock which trades on the OTCQB Tier of the OTC Markets, Inc. will change as a result of the name change.  The new CUSIP number will be [____].  We are submitting the notification and certain other information to the Financial Information Regulatory Association, Inc. (“FINRA”) to process the name change.  At such time as we are assigned a new trading symbol, we will make a subsequent announcement.

There will be no mandatory exchange of stock certificates.  Following the name change the share certificates which reflect our prior name will continue to be valid.  Certificates reflecting the new corporate name will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent, Corporate Stock Transfer, Inc., telephone 303-777-7363.

The foregoing summary of the Share Exchange Agreement does not purport to be complete and is qualified in its entirety by the Share Exchange Agreement, a copy of which is attached to the Current Report on Form 8-K as Exhibit 10.1 which was filed with the Commission on December 31, 2013and is incorporated herein by reference.

Company Name Change

The Company name will change to Energie Holdings, Inc.

Item 9.01 Financial Statements and Exhibits

a) Financial Statements -

b) Exhibits

10.1 Agreement and Plan of Merger filed previously on January 27, 2014

10.2 Share Exchange Agreement filed previously on January 27, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 27, 2014

ALAS AVIATION CORP.

By:	/s/ Harold Hansen
Harold Hansen President and CEO (Principal Executive, Financial and Accounting Officer)